EXHIBIT 10.6
INVESTOR RIGHTS AGREEMENT
     This Investor Rights Agreement (the “Agreement”) is made as of December 4, 2009 (the “Effective Date”), by and among Xata Corporation, a Minnesota corporation (the “Company”) and each of those persons and entities, severally and not jointly, listed on the Schedule of Investors attached as Exhibit A hereto (each, an “Investor” and collectively, the “Investors”).
     Reference is made to the Note Purchase Agreement (the “Note Purchase Agreement”), dated as of the date hereof, by and among the Company and the Investors.
AGREEMENT
     In consideration of the mutual covenants contained in this Agreement, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company and each Investor (severally and not jointly) hereby agree as follows:
SECTION 1. Definitions. Capitalized terms used and not otherwise defined herein that are defined in the Note Purchase Agreement shall have the meanings given such terms in the Note Purchase Agreement. As used in this Agreement, the following terms shall have the following meanings:
“Affiliate” means, with respect to any specified Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with such Person, including without limitation any general partner, managing member, officer or director of such Person or any investment fund now or hereafter existing that is controlled by one or more general partners or managing members of, or shares the same management company with, such Person.
“Conversion Date” means the time immediately prior to the close of business on the date a Conversion Event (as defined in the Notes) occurs.
“Investor Shares” means the shares of Series G Preferred Stock and/or Common Stock of the Company held by the Investors and their Affiliates on any given date (calculated on an as-converted to Common Stock basis). Attached hereto as Exhibit B is a list of the Investor Shares that will be held by the Investors and their Affiliates immediately following the Conversion Date, assuming that no adjustment shall have been made to the Conversion Price (as defined in the Notes) between the date hereof and the Conversion Date.
“Notes” means the Senior Mandatorily Convertible Promissory Notes issued by the Company to the Investors pursuant to the Note Purchase Agreement.
“Person” means any individual, corporation, partnership, trust, limited liability company, association or other entity.
“Preferred Stock” means the Preferred Stock of the Company.

“Series G Preferred Stock” means the Preferred Shares of the Company to be issued upon conversion of the Notes.
“TCV” means TCV VII, L.P., TCV VII (A), L.P. and TCV Member Fund, L.P.
“Turnpike Purchase Agreement” means the Equity Purchase Agreement, dated as of December 4, 2009, entered into by the Company and certain other parties thereto relating to the purchase by the Company of substantially all equity ownership interests in both Turnpike Global Technologies Inc. and Turnpike Global Technologies LLC.
SECTION 2. Right of First Refusal
     2.1 Subsequent Offerings. Each Investor shall have a right of first refusal to purchase its pro rata share of all Equity Securities, as defined below, that the Company may, from time to time, propose to sell and issue after the date of this Agreement, other than the Equity Securities excluded by Section 2.4 hereof. Each Investor’s pro rata share is equal to the ratio of (a) the number of shares of the Company’s Common Stock (including all shares of Common Stock issuable upon conversion of the Preferred Stock or exercise of any outstanding warrants or options) of which such Investor is deemed to be a holder immediately prior to the issuance of such Equity Securities (including, in the case of an issuance prior to the Conversion Date, the number of shares of Common Stock that would be issuable upon conversion of the Series G Preferred Stock immediately following the Conversion Date) to (b) the total number of shares of the Company’s outstanding Common Stock (including all shares of Common Stock issuable upon conversion of the Preferred Stock or exercise of any outstanding warrants or options) immediately prior to the issuance of the Equity Securities (including, in the case of an issuance prior to the Conversion Date, the number of shares of Common Stock that would be issuable upon conversion of the Series G Preferred Stock immediately following the Conversion Date). The term “Equity Securities” shall mean (i) any Common Stock, Preferred Stock or other security of the Company, (ii) any security convertible into or exercisable or exchangeable for, with or without consideration, any Common Stock, Preferred Stock or other security (including any option to purchase such a convertible security), (iii) any security carrying any warrant or right to subscribe to or purchase any Common Stock, Preferred Stock or other security or (iv) any such warrant or right.
     2.2 Exercise of Rights. If the Company proposes to issue any Equity Securities in a public offering or a private placement, the Company shall give each Investor written notice of its intention, describing the Equity Securities, the price and the terms and conditions upon which the Company proposes to issue the same. Each Investor shall have 20 days from the giving of such notice to agree to purchase its pro rata share of the Equity Securities for the price and upon the terms and conditions specified in the notice by giving written notice to the Company and stating therein the quantity of Equity Securities to be purchased. Such exercise of rights may be made contingent upon a minimum number of shares being purchased in such transaction. In the event of any exercise of the rights of any Investor under this Section 2, the Company shall use its reasonable best efforts to take such actions and obtain such approvals (including any shareholder, stock exchange or regulatory approvals) as may be necessary to permit the issuance of such Equity Securities to such Investor in compliance with applicable laws, rules and regulations.

     2.3 Transfer of Rights of First Refusal. The rights of first refusal of each Investor under this Section 2 may be transferred to the same parties, subject to the same restrictions as any transfer of registration rights pursuant to Section 9.7 of the Note Purchase Agreement. Without limiting the foregoing, upon receipt from the Company of the notice called for by Section 2.2, the Investors shall be entitled to apportion among themselves and their Affiliates, in such proportions as they deem appropriate, the rights of first refusal granted to them by this Section 2 with respect to the proposed issuance covered by such notice; provided, however, that a right of first refusal under this Section 2 may not be apportioned to any Person that is not an institutional accredited investor and the Investors must comply with all federal and state securities laws in making such apportionment.
     2.4 Excluded Securities. The rights of first refusal established by this Section 2 shall have no application to any of the following Equity Securities:
          (a) shares of Common Stock and/or options, warrants or other Common Stock purchase rights and the Common Stock issued pursuant to such options, warrants or other rights issued or to be issued after the date of execution of this Agreement to employees, officers or directors of, or consultants or advisors to the Company or any subsidiary, pursuant to stock purchase or stock option plans or other compensatory arrangements that are approved by the Board of Directors;
          (b) stock issued or issuable pursuant to any rights or agreements, options, warrants or convertible securities outstanding as of the date of this Agreement;
          (c) any Equity Securities issued for consideration other than cash pursuant to a merger, consolidation, acquisition or similar business combination;
          (d) any Equity Securities issued in connection with any stock split, stock dividend or recapitalization by the Company; and
          (e) any Equity Securities issued by the Company pursuant to the terms of the Note Purchase Agreement, the Notes or the Turnpike Purchase Agreement (including, without limitation, any Equity Securities issued upon exercise, exchange or conversion of any such Equity Securities).
     2.5 Termination of Rights of First Refusal. The rights of first refusal of the Investors under this Section 2 shall terminate on the earlier of (i) the repayment in full of the Notes in accordance with their terms in the event that the Conversion Date does not occur and (ii) the date the total number of Investor Shares comprises less than 25% of the total number of Investor Shares as of immediately following the Conversion Date.
SECTION 3. Special Voting Rights
          3.1 Special Voting Rights. For so long as the total number of Investor Shares comprises at least 30% of the total number of Investor Shares as of immediately following the Conversion Date, the Company shall not at any time after the Conversion Date, without first obtaining the approval of holders of a majority in interest of the Investor Shares on such date:

          (a) enter into a transaction with an affiliated or interested party except upon terms not less favorable to the Company than it could obtain in a comparable arm’s-length transaction with an unaffiliated or disinterested third party; or
          (b) issue or sell, or be deemed to have issued or sold, Common Stock for an Effective Price (as defined below) less than the then-current Fair Market Value (as defined below) of the Company’s Common Stock.
               (i) For the purposes of this section 3.1, the “Fair Market Value” of the Company’s Common Stock shall mean:
                    (1) If the Company’s Common Stock is traded on a securities exchange (which shall include the Nasdaq Stock Market), the value shall be deemed to be the average of the closing prices of the Common Stock on such exchange over the 30 day period ending on the date prior to the closing of the sale and issuance of the shares of Common Stock;
                    (2) If the Company’s Common Stock is traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever are applicable) over the 30 day period ending on the date prior to the closing of the sale and issuance of the Equity Securities; and
                    (3) If there is no public market for the Company’s Common Stock, the value shall be the fair market value thereof, as determined in good faith by the Board of Directors of the Company.
               (ii) For the purposes of this Section 3.1, if the Company issues or sells (x) Preferred Stock or other stock, options, warrants, purchase rights or other securities convertible into shares of Common Stock (such convertible stock or securities being herein referred to as “Convertible Securities”) or (y) rights or options for the purchase of Common Stock or Convertible Securities and if the Effective Price (as defined below) of such shares of Common Stock is less than the then-current Fair Market Value, in each case the Company shall be deemed to have issued at the time of the issuance of such rights or options or Convertible Securities the maximum number of shares of Common Stock issuable upon exercise or conversion thereof and to have received as consideration for the issuance of such shares an amount equal to the total amount of the consideration, if any, received by the Company for the issuance of such rights or options or Convertible Securities.
               (iii) For the purposes of this Section 3.1 the “Effective Price” of the Common Stock shall mean the quotient determined by dividing the total number of shares of Common Stock issued or sold, or deemed to have been issued or sold by the Company under this Section 3.1, into the Aggregate Consideration received, or deemed to have been received by the Company for such issue under this section, for such shares of Common Stock. In the event that the number of shares of Common Stock or the Effective Price cannot be ascertained at the time of issuance, such shares of Common Stock shall be deemed to have an Effective Price below the then-current Fair Market Value. The “Aggregate Consideration” received by the Company for any issue or sale of securities shall be defined as: (A) to the extent it consists of cash, be computed at the gross amount of cash received by the Company before deduction of any underwriting or similar commissions, compensation or concessions paid or allowed by the Company in connection with such issue or sale and without deduction of any expenses payable by the Company, (B) to the extent it consists of property other than cash, be computed at the fair value of that property as determined in good faith by the Board, and (C) if shares of Common Stock, Convertible Securities (as defined below) or rights or options to purchase either shares of Common Stock or Convertible Securities are issued or sold together with other stock or securities or other assets of the Company for a consideration which covers both, be computed as the portion of the consideration so received that may be reasonably determined in good faith by the Board to be allocable to such shares of Common Stock, Convertible Securities or rights or options.
               (iv) The provisions of Section 3.1 shall not apply to issuances of:
                    (1) shares of Common Stock issued (or deemed to have been issued) upon conversion of the Company’s Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series F Preferred Stock, Series G Preferred Stock or the Notes, or exercise of the warrants issued in connection with (A) the original issuance of Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, or Series E Preferred Stock or (B) the conversion of the Notes;
                    (2) shares of Common Stock or Convertible Securities issued to employees, officers or directors of, or consultants or advisors to the Company or any subsidiary pursuant to stock purchase or stock option plans or other arrangements that are approved by the Board provided that, (A) such options were granted with an exercise price equal to or greater than the then-current fair market value (as “fair market value” is defined in the relevant plan) or (B) such shares were issued pursuant to a IRC 423 plan with an exercise price equal to or greater than 85% of the then-current fair market value (as such “fair market value” is defined in the relevant plan);
                    (3) shares of Common Stock issued pursuant to the exercise of Convertible Securities outstanding as of the date of this Agreement; and
                    (4) shares of Common Stock or Convertible Securities issued (A) pursuant to the Turnpike Purchase Agreement or (B) for consideration other than cash pursuant to a merger, consolidation, acquisition, strategic alliance or similar business combination approved by the Board.
SECTION 4. Company Covenants
     4.1 Termination and Election of President or Chief Executive Officer. Prior to any termination of the employment of the Company’s President and/or Chief Executive Officer or any selection of a new President and/or Chief Executive Officer, the Company agrees to consult, in good faith, with TCV on matters relating to such termination or the selection of the Company’s next President and/or Chief Executive Officer.
     4.2 Director and Officer Insurance. After the Conversion Date, the Company shall maintain in full force and effect director and officer liability insurance in the amount of no less than $10,000,000 on commercial terms that are consistent with the prevailing terms of director and officer liability insurance in effect at similarly situated companies whose capital stock is traded on The NASDAQ Stock Market.
SECTION 5. Information Rights
     5.1 Basic Financial Information and Reporting. From and after the Conversion Date, for so long as the total number of Investor Shares comprises at least 25% of the total number of Investor Shares as of immediately following the Conversion Date:
          (a) As soon as practicable after the end of each fiscal year of the Company, and in any event within 90 days thereafter, the Company will furnish to TCV a copy of its Annual Report on Form 10-K, or if such report is not available, a balance sheet of the Company, as at the end of such fiscal year, and a statement of income and a statement of cash flows of the Company, for such year, prepared in accordance with generally accepted accounting principles consistently applied (except as noted therein) and setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail. Such financial statements shall be accompanied by a report and opinion thereon by independent public accountants of national standing selected by the Company’s Board of Directors.
          (b) The Company will furnish to TCV, as soon as practicable after the end of the first, second and third quarterly accounting periods in each fiscal year of the Company, and in any event within 45 days thereafter, a copy of its Quarterly Report on Form 10-Q, or if such report is not available, a balance sheet of the Company as of the end of each such quarterly period, and a statement of income and a statement of cash flows of the Company for such period and for the current fiscal year to date, prepared in accordance with generally accepted accounting principles consistently applied (except as noted therein), with the exception that no notes need be attached to such statements and year-end audit adjustments may not have been made.
          (c) The Company will furnish to TCV: (i) at least 30 days prior to the beginning of each fiscal year an annual budget, business plans for such fiscal year (and as soon as available, any subsequent updates thereto in the event of any material changes to such budget, business plan or financial forecast); and (ii) as soon as practicable after the end of each month, and in any event within 30 days thereafter, a balance sheet of the Company as of the end of each such month, and a statement of income and a statement of cash flows of the Company for such month and for the current fiscal year to date, including a comparison to plan figures for such period, prepared in accordance with generally accepted accounting principles consistently applied (except as noted thereon), with the exception that no notes need be attached to such statements and year-end audit adjustments may not have been made.
          5.2 Inspection Rights. From and after the Conversion Date, for so long as the total number of Investor Shares comprises at least 25% of the total number of Investor Shares as of immediately following the Conversion Date, TCV shall have the right to visit and inspect any of the properties of the Company or any of its subsidiaries, and to discuss the affairs, finances and accounts of the Company or any of its subsidiaries with its officers, and to review such information as is reasonably requested all at such reasonable times and as often as may be reasonably requested.

SECTION 6. [Reserved]
SECTION 7. Notices. All notices required in connection with this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt or: (a) personal delivery to the party to be notified, (b) one business day after the date of confirmed transmission by facsimile, (c) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one business day after the business day of deposit with a nationally recognized overnight courier, specifying next day delivery, freight prepaid, with written notification of receipt, and addressed as follows:
          (a) if to the Company, to:
XATA Corporation
965 Prairie Center Drive
Eden Prairie, MN 55344
Attention: Chief Financial Officer
Facsimile: 952-641-5848
with a copy to:
Faegre & Benson LLP
2200 Wells Fargo Center
Minneapolis, MN 55402
Attention: Michael Coddington
Facsimile: (612) 766-1600
     or to such other person at such other place as the Company shall designate to the Investors in accordance with this Section 11; and
          (b) if to TCV, to:
Technology Crossover Ventures
528 Ramona Street
Palo Alto, CA 94301
Attention: Frederic Fenton
Facsimile.: (650) 614-8222
with a copy to:
Latham & Watkins LLP
140 Scott Drive
Menlo Park, CA 94025

Attention: Peter Kerman
Facsimile: (650) 463-2600
          (c) if to an Investor, at the address as set forth below such Investor’s name on the Schedule of Investors, or at such other address or addresses as may have been furnished to the Company in accordance with this Section 11, with a copy to:
Latham & Watkins LLP
140 Scott Drive
Menlo Park, CA 94025
Attention: Peter Kerman
Facsimile: (650) 463-2600
SECTION 8. Miscellaneous
     8.1 Waivers and Amendments. Neither this Agreement nor any provision hereof may be changed, waived, discharged, terminated, modified or amended except upon the written consent of the Company and (i) prior to the Conversion Date, holders of at least a majority of the then outstanding principal amount of Notes then held by Investors, or (ii) after the Conversion Date, holders of at least a majority of the Series G Preferred Stock (including any shares of Common Stock issued upon conversion of the Series G Preferred Stock) then held by Investors and their Affiliates. No failure to exercise, nor any delay in exercising any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver of any right or remedy hereunder on any one occasion by a party hereto shall not be construed as a bar to any right or remedy which such party would otherwise have on any future occasion. The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any rights or remedies provided by law.
     8.2 Headings; Interpretation. The headings of the various sections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be part of this Agreement. For the purposes hereof: (i) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires; (ii) the terms “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section and paragraph references are to the Sections and paragraphs in this Agreement unless otherwise specified; and (iii) the word “including” and words of similar import when used in this Agreement shall mean “including, without limitation,” unless the context otherwise requires or unless otherwise specified. With regard to each and every term and condition of this Agreement, the parties hereto understand and agree that the same have or has been mutually negotiated, prepared and drafted, and if at any time the parties hereto desire or are required to interpret or construe any such term or condition, no consideration will be given to the issue of which party hereto actually prepared, drafted or requested any term or condition of this Agreement.

     8.3 Severability. In case any provision contained in this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.
     8.4 Governing Law.
     (a) This Agreement shall be governed by and construed in accordance with the corporate laws of the State of Minnesota and, with respect to matters of law other than corporate law, the laws of the State of Minnesota as applied to contracts entered into and performed entirely in Minnesota by Minnesota residents, without regard to conflicts of law principles.
     (b) Waiver of Jury Trial. EACH PARTY HERETO, FOR ITSELF AND ITS AFFILIATES, HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT OR OTHER PROCEEDING (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THE ACTIONS OF THE PARTIES HERETO OR THEIR RESPECTIVE AFFILIATES PURSUANT TO THIS AGREEMENT OR IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.
     8.5 Specific Performance. The Investors and the Company agree that irreparable damage would occur and that the Investors and the Purchaser, as applicable, would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the Investors and the Company agree that the Company and the Investors, as applicable, shall without the necessity of proving the inadequacy of money damages or posting a bond be entitled to seek an injunction or injunctions to prevent breaches of hereof and to enforce specifically the terms, provisions and covenants contained herein, this being in addition to any other remedy to which they are entitled at law or in equity.
     8.6 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall constitute an original, but all of which, when taken together, shall constitute but one instrument, and shall become effective when one or more counterparts have been signed by each party hereto and delivered to the other parties.
     8.7 Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto; provided, however, that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned, in whole or in part, by the Company without the prior written consent of (i) prior to the Conversion Date, holders of at least a majority of the then outstanding principal amount of Notes then held by Investors, or (ii) after the Conversion Date, holders of at least a majority of the Series G Preferred Stock (including any shares of Common Stock issued upon conversion of the Series G Preferred Stock) then held by Investors and their Affiliates.
     8.8 Entire Agreement. This Agreement, the Note Purchase Agreement, the Notes and other documents delivered pursuant hereto and thereto, including the exhibits, constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof and all prior negotiations, writings and understandings relating to the subject matter of this Agreement, including the letter of intent executed on October 30, 2009 between the Company and TCV, are merged in and are superseded and canceled by this Agreement, the Investor Rights Agreement, the Notes and the other documents delivered pursuant hereto or thereto. This Agreement is not intended to confer upon any person not a party hereto (or their successors and permitted assigns) any rights or remedies hereunder.
     8.9 Rights of Holders. Each party to this Agreement shall have the absolute right to exercise or refrain from exercising any right or rights that such party may have by reason of this Agreement, including the right to consent to the waiver or modification of any obligation under this Agreement, and such party shall not incur any liability to any other party or other holder of any securities of the Company as a result of exercising or refraining from exercising any such right or rights.
     8.10 Fees and Expenses. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorney’s fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.
     8.11 Confidentiality. Each Investor covenants that it will maintain in confidence the receipt and content of any notice, or request for consent, waiver or approval, received thereby pursuant to the terms of this Agreement or the registration rights provisions of the Note Purchase Agreement, until such information (a) becomes generally publicly available other than through a violation of this provision by any Investor or its agents or (b) is required to be disclosed in legal proceedings (such as by deposition, interrogatory, request for documents, subpoena, civil investigation demand, filing with any governmental authority or similar process); provided, however, that before making any disclosure in reliance on this Section 8.9, the Investor will give the Company at least 15 days prior written notice (or such shorter period as required by law) specifying the circumstances giving rise thereto and the Investor will furnish only that portion of the non-public information which is legally required and will exercise its reasonable best efforts to ensure that confidential treatment will be accorded any non-public information so furnished; provided, further, that notwithstanding each Investor’s agreement to keep such information confidential, each Investor makes no such acknowledgement that any such information is material, non-public information.
[Signature page follows.]

          In Witness Whereof, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the day and year first above written.
COMPANY:
XATA CORPORATION

By:	/s/ Wesley C. Fredenburg Wesley C. Fredenburg
Secretary and General Counsel
[Investor Rights Agreement]

INVESTORS:
TCV VII, L.P.
a Cayman Islands exempted limited partnership,
acting by its general partner
Technology Crossover Management VII, L.P.
a Cayman Islands exempted limited partnership,
acting by its general partner
Technology Crossover Management VII, Ltd.
a Cayman Islands exempted company

By:	/s/ Frederic D. Fenton

	Name:	Frederic D. Fenton
	Title:	Attorney in Fact
TCV VII (A), L.P.
a Cayman Islands exempted limited partnership,
acting by its general partner
Technology Crossover Management VII, L.P.
a Cayman Islands exempted limited partnership,
acting by its general partner
Technology Crossover Management VII, Ltd.
a Cayman Islands exempted company

By:	/s/ Frederic D. Fenton

	Name:	Frederic D. Fenton
	Title:	Attorney in Fact
TCV Member Fund, L.P.
a Cayman Islands exempted limited partnership,
acting by its general partner
Technology Crossover Management VII, Ltd.
a Cayman Islands exempted company

By:	/s/ Frederic D. Fenton

	Name:	Frederic D. Fenton
	Title:	Attorney in Fact
[Investor Rights Agreement]

EXHIBIT A
SCHEDULE OF INVESTORS

Purchaser

TCV VII, L.P. Technology Crossover Ventures 528 Ramona Street Palo Alto, CA 94301 Attention: Frederic Fenton Facsimile.: (650) 614-8222

TCV VII (A), L.P. Technology Crossover Ventures 528 Ramona Street Palo Alto, CA 94301 Attention: Frederic Fenton Facsimile.: (650) 614-8222

TCV Member Fund, L.P. Technology Crossover Ventures 528 Ramona Street Palo Alto, CA 94301 Attention: Frederic Fenton Facsimile.: (650) 614-8222

EXHIBIT B
SCHEDULE OF INVESTOR SHARES

Investor (or affiliate thereof)	Series G Shares	Total Investor Shares
TCV VII, L.P.	5,996,276	5,996,276
TCV VII (A), L.P.	3,114,008	3,114,008
TCV Member Fund, L.P.	56,382	56,382